ORTHOLOGIC CORP.
       STATEMENT OF COMPUTATION OF NET INCOME (LOSS) PER WEIGHTED AVERAGE
                      NUMBER OF COMMON SHARES OUTSTANDING*
                    (In thousands, except per share amounts)

                                                      Years Ended December 31,
                                                      ------------------------
                                                    1998       1997      1996
                                                    ----       ----      ----
Net income (loss) ............................... ($17,838)  ($17,714)  $ 2,538
                                                  ========    =======   =======
Common shares outstanding at end of period.......   25,302     25,255    25,022

Adjustment to reflect weighted average for
shares issued during the period..................      (11)      (139)     (878)
                                                  --------   --------   -------
Weighted average number of common shares
outstanding......................................   25,291     25,116    24,144
                                                  ========    =======   =======
Net income (loss) per weighted average number
of common shares outstanding.....................    ($.71)    ($.71)      $.11
                                                  ========    =======   =======

* Adjusted to reflect the Company's 2-for-1 stock split effected in the form of a 100% stock dividend in June 1996.